Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REVANCE THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.

AMENDMENT #1 TO THE
COLLABORATION AND LICENSE AGREEMENT

THIS AMENDMENT #1 TO THE COLLABORATION AND LICENSE AGREEMENT (this “Amendment #1”) is made and entered into effective as of August 22, 2019 (the “Amendment #1 Effective Date”), by and among Revance Therapeutics, Inc., a corporation organized and existing under the laws of Delaware, having principal offices at 7555 Gateway Blvd., Newark, CA 94560 (together with its successors and assigns, “Revance”), and Mylan Ireland Ltd., a company organized and existing under the laws of Ireland, having principal offices at South Bank House, Barrow Street, 6th Floor, Dublin, Ireland (together with its successors and assigns, “Mylan”).

WHEREAS, pursuant to the Collaboration and License Agreement between Revance and Mylan dated 28 February 2018 (the “Agreement”), the Parties agreed to collaborate to develop a biosimilar version of the branded biologic product marketed as Botox® in certain countries, and Revance licensed certain intellectual property rights to Mylan on an exclusive basis for Mylan to develop, manufacture and commercialize Product in the Mylan Territory;

WHEREAS, the Parties now wish to amend the Agreement as set forth below; unless otherwise defined herein, all capitalized terms used herein and defined in the Agreement shall have the respective meaning given to those terms in the Agreement.

NOW, THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are acknowledged by the Parties), the Parties agree as follows:

1.    Amendment to Agreement.

a.
Following the Amendment #1 Effective Date, Revance shall issue to Mylan an invoice for, and Mylan shall pay to Revance within 45 days of receipt thereof, a payment equal to Five Million Dollars ($5,000,000) for extending the period of time under the Agreement for Mylan to send a Continuation Notice.

b.	The following two sentences are added to the end of Section 5.2(a):

“In addition to performing the Initial Development Plan, Revance shall complete the [*] studies as described and set forth in Schedule 1 hereto (“[*] Studies”) as soon as practicable. Revance shall use Commercially Reasonable Efforts to complete the activities set forth in Schedule 1 in accordance with this Agreement and Applicable Law, and shall report its progress of such studies, including all results, to the JSC pursuant to Section 4.4(b).”

c.	Section 5.2(b) of the Agreement is hereby deleted in its entirety and replaced by the following:

“Initial Development Costs.  Notwithstanding anything to the contrary contain herein, [*] Development Costs incurred in conducting the Initial Development Plan, including the [*] Studies.”;

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REVANCE THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.

and all references to the “Initial Development Cost Cap” shall be removed from the Agreement.

d.	Section 5.2(c) of the Agreement is hereby deleted in its entirety and replaced by the following:

“Continuation Decision. Mylan shall make a continuation decision as to whether to continue the Development and commercialization of the Product pursuant to this Agreement, as set forth in this Section 5.2(c) (the “Continuation Decision”) following Revance’s completion of the [*] Studies. Mylan shall notify Revance in writing of Mylan’s decision to either continue or not to continue the Development and commercialization of the Product pursuant to this Agreement on or before the later of (i) April 30, 2020, or (ii) thirty (30) calendar days from the date that Revance completes the [*] Studies and provides Mylan with the results thereof (the “Continuation Notice”). If Mylan’s Continuation Decision is that it will continue Development and commercialization of the Product pursuant to this Agreement, Revance shall submit an invoice to Mylan for the FDA Advisory Milestone Payment upon receipt of the Continuation Notice. If Mylan’s Continuation Decision is that it will not continue Development and commercialization of the Product pursuant to this Agreement, either Party may terminate this Agreement upon written notice to the other Party provided within [*] days of receipt of Mylan’s Continuation Decision; provided that if neither Party terminates pursuant to this sentence, the Parties shall promptly meet to discuss in good faith whether there is a path forward for the Product in the Mylan Territory hereunder, including any necessary changes to this Agreement, the Development Plan and Development Budget. The Parties agree that prior to the commencement of the thirty (30) calendar day period provided for above, the Parties shall collaborate on (y) development of a preliminary strategy for Legal Clearance Activities for consideration by the JSC in creating the Development Plan and (z) development of a Development Plan that includes a detailed regulatory strategy for the Product in the U.S. and Europe in accordance with Section 5.3(b) below.”

e.	In Section 5.3(a) the words “(and [*] of Excess Revance Costs, if any)” are hereby deleted.

f.	In Section 5.3(d)(i) the words “[*]” are hereby deleted and replaced with “[*]” and the proviso at the end of Section 5.3(d)(i) is hereby deleted in its entirety.

g.	In Section 8.2 the words “(plus Mylan’s share of any Excess Revance Costs)” are hereby deleted.

h.	In Exhibit 1.31, Section 2, the words “as well as an amount equal to [*] of any Excess Revance Costs,” are hereby deleted.

2.    Complete Agreement / Ratification. Except to the extent expressly amended hereby, the terms and conditions of the Agreement will continue to apply. In the event of a conflict between this Amendment #1 and the Agreement, this Amendment #1 will prevail. This Amendment #1 will be governed by and construed in accordance with the substantive laws of the State of New York (without regard to any conflicts of law provisions) and the provisions of Article 15 of the Agreement will apply to any dispute hereunder. This Amendment #1 may not be amended except by agreement in writing signed by both Parties. The Agreement as amended hereby constitutes the entire agreement of the Parties with respect the matters described therein and herein and supersede any prior agreement or understanding with respect thereto. As amended hereby, the Agreement is ratified and affirmed in all respects.

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CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REVANCE THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.

IN WITNESS WHEREOF, the Parties have caused this Amendment #1 to be executed effective as of the Amendment #1 Effective Date.

REVANCE THERAPEUTICS INC.		MYLAN IRELAND LTD.

By:	/s/ Dan Browne	By:	/s/ Peter McCormick
Name:	Dan Browne	Name:	Peter McCormick
Title	President & Chief Executive Officer	Title:	Global Head OSD Operations & Science

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REVANCE THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.

SCHEDULE 1

[*] STUDIES

[*]

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE REVANCE THERAPEUTICS, INC., HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO REVANCE THERAPEUTICS, INC., IF PUBLICLY DISCLOSED.

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